Filed Pursuant to Rule 433
                                                   Registration No. 333-121067
                                                              December 6, 2005
LEHMAN BROTHERS
Fixed Income Derivative Products

                            Preliminary Note Terms
Indicative term sheets for proposed note issuances, including any price indications, are not final and are subject to change.

                         10YR NC 4YR Lehman Range Note

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 18, 2005, the prospectus supplement dated May 18, 2005, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR(R)) at www.sec.gov, with "Lehman Brothers Holdings Inc." as a search term. Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling 1-212-528-6428/ 1-212-528-8576 or by contacting your Lehman Brothers sales representative. A copy of the prospectus may be obtained from Lehman Brothers Inc., Attn: Structured Note Desk, 3rd Floor, 745 Seventh Avenue, New York, NY 10019.


Trade Date                   TBD
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Issuer:                      Lehman Brothers Holdings
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Ratings:                     Moody's A1/ S&P A+/ Fitch A+
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Issue Size:                  TBD
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CUSIP:                       TBD
---------------------------

Settlement Date:             12/28/05
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Maturity Date:               12/28/15 subject to issuers Call option
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Issue Price:                 100.0%
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Redemption Price             100.0%
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Coupon                       (3mo + 300bps) x Index

                             Subject to a minimum coupon of 0.00%

Determination:               2 London Business Days prior to the beginning of
                             the coupon period

Reset:                       Quarterly

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Interest Calculation Period /
Daycount Basis               Quarterly, unadjusted modified following 30/360


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Coupon Payment               Paid quarterly starting on March 28, 2006 and
                             ending on Maturity Date subject to Issuer's Call Option

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Index:                       For any Interest Calculation Period, the number of
                             calendar days (including Non Business Days) in respect of which the difference

                             SPREAD REF = 30Y USD SWAP REF - 2Y USD SWAP REF

                             is greater than or equal to 0.00% during that Interest Calculation Period divided by the total number of calendar days (including Non Business
                             Days) in the Interest Calculation Period, subject to the Rate Cut Off.
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Rate Cut Off:                SPREAD REF for Saturday, Sunday or a day which is
                             not a Business Day will be SPREAD REF for the immediately prior Business Day. SPREAD REF applicable to the day ("Rate Cut-Off Date") 5 Business days prior to a Coupon Payment Date will remain in effect until the Coupon Payment Date.

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30Y USD SWAP REF             For any day, the rate for U.S. Dollar swaps with a
                             maturity of 30 years, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on that day.

2Y USD SWAP REF              For any day, the rate for U.S. Dollar swaps with a
                             maturity of 2 years, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on that day.

SPREAD REF                   For any day (Subject to Rate Cut Off),

                             SPREAD REF = 30Y USD SWAP REF - 2Y USD SWAP REF

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Issuers                      Call Option The Issuer has the right on every
                             coupon payment date starting 4 Years from Issue Date (December 28, 2009), provided that the Issuer gives 5 business days notice to the investor, to call the Note at par (par being 100.00%), with the effect that all amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the Note by the Issuer.
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Business Days                London and New York

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Calculating Agent            Lehman Brothers Special Financing

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Denomination:                US$1,000/ US$1,000

--------------------

RISK FACTORS

Issuer Credit Risk
Investors are subject to the credit risk of the Issuer. The credit ratings assigned to the Issuer represent the Rating Agencies' opinion regarding its credit quality and are not a guarantee of quality. Rating Agencies attempt to evaluate the safety of principal and interest payments and do not evaluate the risks of fluctuations in market value. Therefore, the ratings assigned to the Issuer may not fully reflect the true risks of an investment in the Notes.

Market Risk
There are various factors that affect the market value of the Notes. These include, but are not limited to, the general level of interest rates, shape of the yield curve and level of implied interest rate volatility. Accordingly, the secondary market price of the Notes will depend primarily on all of the above factors, perceptions of issuer credit quality and remaining time to maturity.

Liquidity Risk
Neither Lehman Brothers nor the Issuer is obligated to make a secondary market in these Notes. Where Lehman Brothers or the Issuer does purchase Notes, the bid/offer spread in most cases may be wider than plain-vanilla corporate and agency bonds.

Due to the above factors, 100% of the principal amount is only protected at maturity. There is a risk that the investor may receive substantially less that 100% should they wish to sell their Notes prior to maturity.

Conflicts of Interest
Lehman Brothers, the issuer of one or more of their respective affiliates may, at present to in the future, publish research reports with respect to movements in interest rates generally or the shape of the yield curve specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market value of the Notes.

This investment bears risk related to the prescribed ranges. If 2Yr CMS is greater than 30Yr CMS the note will accrue at zero. Specifically, selling this security during a period in which the coupon is accruing at zero, or during a period in which the market's perception of the probability of the note accruing at zero is high, will result in a dollar price significantly less than 100%. Selling this or any fixed income security prior to maturity or call date may result in a dollar price less than 100%, and therefore a potential loss of principal.

Clients are advised to consult their own advisors regarding the legal, credit, tax and accounting aspects of this transaction relating to their particular circumstances.